UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 23, 2004

Occam Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30741	77-0442752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Robin Hill Road Santa Barbara, California	93117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(805) 692-2900

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)	Election of Directors

This Current Report on Form 8-K/A is filed to report a correction to the 8-K of Occam Networks, Inc. (“Occam”) previously filed on September 23, 2004. The correction relates to the vesting of stock options granted as part of the compensation provided to Mr. Robert E. Bylin and Mr. Thomas E. Pardun, who became members of Occam’s board of directors on September 17, 2004. Mr. Bylin and Mr. Pardun were subsequently re-elected to the board of directors of Occam at its Annual Meeting of Stockholders held on October 8, 2004.

In connection with their being appointed directors, Occam granted each of Mr. Bylin and Mr. Pardun a non-qualified stock option to purchase 450,000 shares of Occam common stock at an exercise price per share of $0.09. Vesting for these options will be 25% on the twelve-month anniversary of the grant date and the remaining 75% will vest and become exercisable in 36 equal monthly installments thereafter. Additionally, each of Messrs. Bylin and Pardun will receive an additional non-qualified stock option to purchase 25,000 shares of Occam common stock for every year of service on the board of directors after the first year. Such grant will be given on the anniversary date of their first stock option grant and will vest at the same rate described above for the initial stock option grant. Each of Messrs. Bylin and Pardun will also receive $4,000 per quarter for service on Occam’s board of directors, $1,000 per meeting and $250.00 per ad hoc telephonic meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Occam Networks, Inc.

By:	/s/ Howard M. Bailey
Howard M. Bailey Chief Financial Officer

Date: October 21, 2004

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